hamner REAL ESTATE, LLC

Purchase Agreement

STATE OF ALABAMA Date: 06/26/25

The undersigned Arrived Holdings, Inc. and/or Assigns (the "Buyer") hereby agree to purchase, and the undersigned Bruce F Mooney Laurie Anne Mooney (the "Seller") hereby agrees to sell the following described real estate, together with all improvements, except as may be excluded below, (the "Property") situated in the City of Northport, County of Tuscaloosa, Alabama, on the terms stated below:

Address: 2758 Lily Cir Zip: 35473-1770

Legal Description: Lot 53 Block ______ Section ______

Subdivision Rosewood 1 Plat/Deed 2011 Page 0071

Other identifying information: 32-01-12-4-001-001.017

Buyer and Seller acknowledge in the event this Agreement is cancelled or not closed, fees or costs paid in advance may be non-refundable.

1. THE PURCHASE PRICE SHALL BE: $ 259,900.00

2. EARNEST MONEY:

$ 2,000.00 of the Purchase Price shall be payable by Buyer as Earnest Money as set out herein. The Earnest Money shall be delivered by Buyer in trust to the (select one) ☐ Listing Broker ☒ Selling Broker ☐ along with this executed Agreement or ☒ delivered on or before 2 days after executed offer (the "Earnest Money Delivery Date"). The Earnest Money will be promptly deposited into the escrow account of the Broker; cash shall be deposited immediately.

Seller may, at Seller's option, cancel this Agreement if the Earnest Money check is rejected by the financial institution upon which it is drawn OR if the Earnest Money is not delivered by Buyer on or before the Earnest Money Delivery Date noted above.

In the event Buyer fails to carry out and perform the terms of this Agreement, the Earnest Money shall be forfeited as liquidated damages per Alabama law at the option of Seller, provided Seller and Buyer agree to the written cancellation of this Agreement.

In the event either Buyer or Seller claim the Earnest Money without the agreement of the other party, the holder of the Earnest Money, in accordance with Alabama Real Estate License Law Rule 790-X-3-.03 (4) (5), must either retain the Earnest Money until there is a written agreement among the parties or interplead the disputed portion of the Earnest Money into Court. The Broker holding the Earnest Money shall be entitled to make a claim for court costs, attorney fees and other expenses in any interpleader or other action filed to determine the appropriate party to receive the Earnest Money. In the event an interpleader or other action is filed to determine the appropriate party to receive the Earnest Money, the losing party in any such action shall pay the attorney fees and court costs incurred by the successful party in such action. Buyer and Seller agree and acknowledge that Broker holding the Earnest Money in trust may, at

Buyer Initials GT 06/30/25 1:30 PM PDT dotloop verified Seller Initials BFM LAM

that Broker's option, deliver the Earnest Money directly to the attorney or title company conducting the closing of the transaction, should the Agreement proceed to closing.

3. BUYER FINANCING CONTINGENCY (Select one of the following options):

☒ **No Buyer Financing Contingency:** Buyer will pay **cash** for the Property or otherwise have no financing contingency; verification of funds shall be provided to Seller not later than 5 calendar days (5 calendar days if not specified) from Agreement Acceptance Date. Earnest Money shall be nonrefundable in the event Buyer is unable to complete the closing of this agreement due to unavailability of Buyer funds.

☐ **Buyer Financing Contingency:** The Buyer intends to finance the purchase with the following type of loan:

☐ Conventional ☐ FHA ☐ VA ☐ Equity ☐ Assumption of mortgage ☐ USDA

☐ Other ____________________ ☐ Seller financing (See attached addendum).

Loan Application. Buyer shall apply for financing and provide a letter of pre-approval not later than 0 calendar days (5 calendar days if not specified) from the Agreement Acceptance Date and will provide any and all credit, employment, financial and other information required by the lender. Buyer and Seller acknowledge that letters of pre-approval issued by a lending institution are not warranted by the Brokers and Sales Associates. In the event that the Buyer fails to apply for financing and provide a letter of pre-approval as provided herein then the Seller shall have the right to terminate this Agreement in which case the Earnest Money shall be refunded to the Buyer.

Loan Approval. Buyer shall have 0 calendar days [*NOTE TO DRAFTER – THIS BLANK MUST BE FILLED IN*] from Agreement Acceptance Date to exercise its right to cancel and terminate the Agreement under this financing contingency by providing written notice of cancellation to the Seller. If the Buyer does not exercise its right to cancel the Agreement under this contingency by providing written notice to the Seller as provided herein, then this financing contingency will have been waived by the Buyer and thereafter the Earnest Money shall be nonrefundable to the Buyer in the event that the Buyer is unable to secure financing to complete the purchase of the Property. In the event that Buyer shall provide notice of cancellation of the Agreement before the expiration of the financing contingency, except in the event that the buyer has failed to apply for financing as provided above, all Earnest Money shall be refunded to **Buyer**, with the concurrence of the Seller in accordance with Alabama Real Estate License Law Rule #790-x-3-03(4)(5).

4. APPRAISAL CONTINGENCY: The Buyer acknowledges that any appraisal of the Property required by the Buyer's lender is used to determine the maximum amount of the loan that such lender can make to the Buyer for the purchase of the Property. Neither the Seller nor the Brokers or their agents warrant the accuracy of any appraisal procured by the Buyer or the value or condition of the Property. (Select one of the following options)

☒ This agreement is **not contingent** on the property appraising for the purchase price.

☐ This agreement **is contingent** on the Property appraising for the purchase price or higher; if the Property appraises for less than the purchase price, the Seller may elect to sell for the appraised value. In such case, the Buyer agrees to proceed with the consummation of this Agreement at the appraised value. However, if the Seller does not agree to sell at the appraised value, the Buyer shall have the option of proceeding with the consummation of this Agreement without regard to the appraised value or terminate the Agreement without penalty, including but not limited to forfeiture of Buyer Earnest Money. If appraisal is less than purchase price, Buyer and Seller shall agree to a mutually acceptable resolution within ________ calendar days [*NOTE TO DRAFTER - THIS BLANK MUST BE FILLED IN*] of receipt of the appraisal by both parties (5 calendar days if not completed), otherwise this contract shall be deemed cancelled, null, void and of no further effect on Buyer or Seller with refund of Earnest Money to Buyer in accordance with Alabama Real Estate License Law Rule 790-X-3-.03 (4) (5).

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5. **CLOSING & POSSESSION DATES:** The sale shall be closed and the deed delivered on or before July 30, 2025, except **Seller shall have a reasonable length of time within which to perfect title or cure defects in the title to the Property.** Possession is to be given on delivery of the deed; otherwise, possession shall be delivered on ________________, 20____, at closing ☐ AM ☐ PM CST.

Buyer and Seller are fully aware and understand that all funds due at closing, from the Buyer or the Seller, shall be in the form of a cashier's check, certified funds or electronic funds transfer payable to the closing agent/attorney.

If Buyer is to be given possession prior to closing, or if Seller is to remain in possession after closing, it is recommended that the parties enter into a written occupancy agreement. **If closing date is changed, possession date may need to be changed accordingly.**

6. **ALLOCATION OF COSTS**

SELLER to pay the following expenses:

PRORATED PROPERTY TAX, PRORATED HOA DUES

BUYER to pay the following expenses:

ALL OTHER NECESSARY CLOSING COSTS

7. **AGENCY DISCLOSURE:**

The Listing Company is: HAMNER REAL ESTATE

(Two blocks may be checked)
☒ An agent of the **Seller**
☐ An agent of the **Buyer**
☐ An agent of both the **Seller** and **Buyer,** and is acting as a limited consensual dual agent
☐ Assisting the ☐ **Buyer** ☐ **Seller** as a transaction broker

The Selling Company is: FLYNN REALTY

(Two blocks may be checked)
☐ An agent of the **Seller**
☒ An agent of the **Buyer**
☐ An agent of both the **Seller** and **Buyer,** and is acting as a limited consensual dual agent.
☐ Assisting the ☐ **Buyer** ☐ **Seller** as a transaction broker

All parties agree that the Alabama Real Estate Consumer Agency Disclosure Act Rule (RECAD) 790-X-3-.13 (effective August 1, 1988 – Act 98-618) has been explained to them.

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8. ***BUYER BROKER COMPENSATION. THE BROKER REPRESENTING THE BUYER IN THIS TRANSACTION SHALL BE COMPENSATED BY THE SELLER AS PROVIDED BELOW.***

THE SELLER AGREES, OR SHALL DIRECT ANY THIRD PARTY TO THE SETTLEMENT AND TRANSFER OF THE SUBJECT PROPERTY, TO DISTRIBUTE FROM THE TRANSACTION $__________ OR % 3 ***OF THE PURCHASE PRICE AT CLOSING FROM THE SELLER'S PROCEEDS FROM THE SALE TO BE CREDITED TO THE BUYER'S CONTRACTUAL AGREEMENT BETWEEN THE BUYER AND*** FLYNN REALTY ***(BUYER'S BROKER OR TRANSACTION BROKER).***

BROKER PROFESSIONAL SERVICE FEES ARE FULLY NEGOTIABLE AND NOT FIXED BY STATE LAW.

THE BUYER BROKER MAY NOT RECEIVE COMPENSATION FOR BROKERAGE SERVICES FROM ANY SOURCE THAT EXCEEDS THE AMOUNT OR RATE AGREED TO IN THE AGREEMENT WITH THE BUYER.

9. **TAX PRORATION, ASSOCIATION FEES AND LEASES**: All ad valorem taxes, any association fees, and any rents being collected from existing tenants will be prorated at time of closing. If the actual ad valorem taxes due on the property exceed the estimate of the closing agent used in the proration at closing, the Seller hereby agrees to pay to the Buyer the difference in the amount of the prorated taxes based upon the closing agent's estimate and actual amount of the prorated taxes; if the actual ad valorem taxes due on the property are less than the estimate of taxes the closing agent used in the proration at closing, the Buyer hereby agrees to pay to the Seller the difference in the amount of the prorated taxes based upon the closing agent's estimate and actual amount of the prorated taxes. Existing leases shall be transferred to Buyer at closing. This provision shall survive the closing of this Agreement.

10. **MERCHANTABLE TITLE:** The Seller shall convey good and merchantable title in fee simple to said Property to the **Buyer** by warranty or other appropriate deed, free of all encumbrances, except as herein stated. In the event that the title is unmerchantable, this Agreement is voidable at the option of the Buyer.

TITLE EVIDENCE: Good and merchantable title to be issued in the form of ☒ Owner's Title Insurance and/or ☐Mortgagee Title Insurance. This cost shall be paid by the ☒ Buyer ☐ Seller. The Property is sold and is to be conveyed subject to any mineral and/or mining rights not owned by Seller. Buyer ☐ does ☒ does not request an enhanced policy of Owner's Title Insurance. The additional cost of the enhanced policy of Owner's Title Insurance (the amount above the cost of a standard policy of Owner's Title Insurance) shall be paid by the ☐ Buyer ☐ Seller.

It is the Broker(s) recommendation that the Buyer secure Owner's Title Insurance.

If Seller holds title to the property as joint tenants with rights of survivorship, the Seller's intent is to maintain ownership as joint tenants with rights of survivorship, despite entering into this Agreement. Seller understands that, under Alabama case law, simply entering into this purchase agreement to sell the property may destroy the joint tenancy with rights of survivorship and create a tenancy-in-common, unless expressly specified otherwise.

11. **INSPECTIONS:**

A. **PROPERTY INSPECTIONS. *IT IS RECOMMENDED THAT BUYER HAVE PROFESSIONAL INSPECTIONS PERFORMED ON THE PROPERTY*. The Buyer must be satisfied with the condition of the Property based on the Buyer's own inspection(s). Neither Seller nor any broker or salesperson makes any representation or warranties regarding the condition of the Property unless expressly set forth herein. The Closing, or delivery of Possession, whichever first occurs, constitutes acceptance of the Property and releases Seller, Seller's broker and Buyer's broker from liability for the condition of the Property. Buyer and Seller acknowledge and agree that neither the Brokers nor their agents are licensed or experienced inspectors or examiners of structure, title, survey, etc. and give no warranties or representations regarding any condition of the subject property.**

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SELLER AGREES TO ENSURE THAT ALL UTILITIES AT THE PROPERTY SHALL BE CONNECTED AND ACTIVE DURING THE INSPECTION PERIOD, and agrees to pay any re-inspection fees if utilities are not active at the time of the Buyer's inspection

BUYER ELECTS TO PURCHASE THE PROPERTY WITH (select one of the following options):

☐ **NO INSPECTION CONTINGENCY. AS IS WITHOUT RIGHT OF INSPECTION.** Buyer accepts Property in **AS IS** condition, without regard to any inspections and without reserving any right to cancel or terminate this contract based upon subsequent inspections. Buyer hereby specifically acknowledges that Buyer has waived the right to inspect the Property and waives the right to assert any claims against the brokers related to the condition of the Property.

☐ **AS IS WITH RIGHT OF INSPECTION.** Buyer reserves the right to conduct any inspections of the Property, including, but not limited to general home inspection, structural inspection, radon testing, EIFS inspection, termite inspection, septic system inspection, and lead based paint inspection, at Buyer's expense, for a period of _____ calendar days [*NOTE TO DRAFTER - THIS BLANK MUST BE FILLED IN*] from the Agreement Acceptance Date (the "Inspection Period"). Buyer's obligations under the terms of this Agreement shall be contingent upon Buyer's determination that the results of the inspections are satisfactory in the Buyer's sole and absolute discretion. At any time prior to the end of the Inspection Period the Buyer may terminate and cancel this Agreement for any reason by providing notice in writing that Buyer are dissatisfied with the results of the inspection(s); failure to provide notice that Buyer are dissatisfied with the results of the inspection(s) shall constitute a waiver of this contingency and acceptance of the property "As Is".

☒ **RIGHT OF INSPECTION AND REPAIR AGREEMENT**. Buyer reserves the right to conduct any inspections of the Property, including, but not limited to general home inspection, structural inspection, radon testing, EIFS inspection, termite inspection, septic tank inspection, and lead based paint inspection, at Buyer's expense, for a period of 10 calendar days [*NOTE TO DRAFTER - THIS BLANK MUST BE FILLED IN*] from the Agreement Acceptance Date (the "Inspection Period"). Buyer shall provide Seller with a written list of the items requested by Buyer to be repaired no later than the end of the Inspection Period or the Buyer shall provide notice that the condition of the property is acceptable and no repairs are required. In the event that Buyer provides notice that repairs are requested, any such request for repairs shall be governed by Section 18 of this Agreement. Failure of Buyer to provide a list of requested repairs to Seller in writing prior to the end of the Inspection Period shall constitute a waiver of repair requirement. At any time prior to the end of the Inspection Period the Buyer may terminate and cancel this Agreement for any reason by providing notice in writing that Buyer are dissatisfied with the results of the inspection(s); failure to provide notice that Buyer are dissatisfied with the results of the inspection(s) shall constitute a waiver of this contingency and acceptance of the property "As Is".

B. TERMITE AND/OR WOOD INFESTATION/FUNGUS INSPECTION AND REPORT:

(a) Wood Infestation Report. Buyer ☒ does ☐ does not require a Wood Infestation Report and letter of certification from a bonded and licensed pest control company that a visual inspection of accessible areas of the dwelling indicates that the dwelling is free from active infestation by wood destroying insects or fungus. Buyer shall be responsible for ordering the inspection and Wood Infestation Report. It is the responsibility of the Buyer to determine, prior to the expiration of the Inspection Period, whether the foregoing impairs the use of the Property for the Buyer's intended purposes. In the Event that Buyer provides notice that repairs are required, any such request for repairs shall be governed by Section 18 of this Agreement.

(b) Termite Agreement (Contract). If Termite Agreement is currently in force, and the terms of such Termite Agreement are acceptable to Buyer, Seller agrees to transfer such Termite Agreement **(if transferable)** to Buyer at the expense of the **Seller.** If no Termite Agreement is currently in force, Seller ☐ does ☒ does not agree to purchase a Termite Agreement with terms acceptable to the Buyer to be transferred to Buyer at Closing. In the event Seller elects to purchase a Termite Agreement as provided herein, such Termite Agreement shall not exceed the cost of $ _______________.

Buyer Initials GT 06/30/25 1:30 PM PDT dotloop verified   Seller Initials BFM LAM

C. **SEWER/SEPTIC SYSTEMS:** To the best of Seller's knowledge the Property ☒ is ☐ is not connected to a sanitary sewer system. Seller ☒ has ☐ has not paid all impact and connection fees. If Property is not on sewer, Seller represents that the Property ☐ is ☐ is not connected to a septic system. If Property is on a septic system, Buyer ☐ does ☐ does not require a septic system inspection at Buyer's expense. If Property is not on sewer, Broker recommends that the septic system be inspected. If the Property is on a septic system and Buyer elects NOT to have the septic system inspected, then Buyer releases Seller, Broker(s) and all sales agents from any and all liability for any defects or deficiencies with the septic system which may be discovered in the future, whether such defects or deficiencies exist at Closing or develop thereafter. It is the responsibility of Buyer to determine, prior to the expiration of the Inspection Period, whether the foregoing materially impairs the use of the Property for Buyer's intended purposes.

D. **LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS**: Lead-based paint disclosure is required ☐ yes ☒ no. If a residential dwelling built prior to 1978 is located on the Property, Federal law requires that certain disclosures be made by the Seller to the Buyer and that this Agreement be made subject to a lead-based paint testing contingency. A copy of the disclosure information form and the Agreement lead based paint testing contingency language are attached hereto.

E. **SURVEY, FLOOD ZONES, AND EASEMENTS**: Buyer ☒ does ☐ does not request survey by an Alabama professional land surveyor. It is recommended that the Buyer obtain a new survey and flood certification. Lender may require a survey flood certification. It shall be the responsibility of the Buyer to determine the existence of flood zones that are on the subject property. Any survey or flood certification shall be at the expense of the Buyer. The Buyer understands that the property is subject to any easements of record, utility easements, building lines of record, and zoning restrictions. **The Buyer shall have __12__ calendar days** [*NOTE TO DRAFTER - THIS BLANK MUST BE FILLED IN*] **from the Agreement Acceptance Date to cancel this Agreement based on the condition of the Property as revealed by the survey.** Failure to provide timely notice of cancellation constitutes acceptance of the Property as described in the survey and Buyer shall not have the right to cancel this Agreement based upon a survey of the Property.

BUYER ACKNOWLEDGES AND AGREES THAT ALL INSPECTIONS ARE RESPONSIBILITY OF BUYER INCLUDING PAYMENT FOR THE INSPECTION SERVICES IN THE EVENT THAT THIS TRANSACTION DOES NOT CLOSE.

12. **ZONING, SUBDIVISION REGULATIONS, SUBDIVISION RESTRICTIONS, HISTORIC DISTRICT REGULATIONS, RESTRICTIVE COVENANTS AND HOMEOWNER'S ASSOCIATION BYLAWS.** Buyer and Seller hereby agree and acknowledge that the Buyer shall be solely responsible for obtaining all information relative to zoning ordinances, subdivision regulations, subdivision restrictions, restrictive covenants, historic district regulations, and Homeowner's Association bylaws, covenants, rules, and regulations. Further, Buyer shall be solely responsible for determining that the Property is suitable to the Buyer's intended use, including any development of, alterations to, improvements or construction on the Property.

13. **SCHOOL ZONES.** Buyer and Seller hereby agree and acknowledge that the Buyer shall be solely responsible for determining school zoning of Property.

14. **FIRE/SMOKE/GAS DETECTORS**: Buyer shall satisfy himself/herself that all applicable federal, state and local statutes, ordinances and/or regulations concerning fire/smoke/gas detectors or fire protection equipment have been met. Upon closing or after taking possession of the Property, whichever occurs first, Buyer shall be solely responsible for compliance with such laws.

15. **WATER FRONT LOTS (RIVER OR LAKE): Buyer shall be solely responsible for determining applicability of any Federal, State or Local laws and ordinances that may require inspection and approval or permitting of docks, piers or boathouses on or adjacent to lakes or rivers or inspection and permitting of sanitary sewer or septic systems.**

16. **SHORT TERM RENTALS.** Buyer and Seller hereby agree and acknowledge that the Buyer shall be solely responsible for determining whether or not the Property is eligible for use as a Short-Term Rental pursuant to applicable zoning ordinances, homeowner's association regulations or restrictive covenants affecting the Property.

Buyer Initials GT 06/30/25 1:30 PM PDT dotloop verified Seller Initials BFM LAM

17. **HOME WARRANTY**: Buyer ☐does ☒does not require a Home Warranty Policy at closing to be paid by ☐ Buyer ☐ **Seller** at a cost not to exceed $___________________.

18. **REPAIRS**: If Buyer or Buyer's lender requests that repairs be made due to results of inspections within the time frame set out in Section 11 herein above, Seller shall have the option to either:

(1) Make all requested repairs,

(2) Negotiate with the Buyer regarding the allocation of repairs and/or repair costs between the Seller and the Buyer or,

(3) Make no repairs to the Property.

Seller shall communicate the response to a Buyer request for repairs within ___3___ calendar days (2 Calendar days if not specified) from the date of receipt of Buyer request for repairs. If the parties are unable to negotiate a satisfactory agreement regarding repairs and repair costs, or if Seller refuses to make any repairs or makes no response to Buyer's repair requests as provided herein, then Buyer shall have the option to accept Sellers's response (or Seller's failure to respond) to repair requests and proceed to Closing as per the terms of this Agreement or cancel this Agreement. Buyer's response shall be communicated to Seller within ___3___ calendar days (2 Calendar days if not specified) from receipt of Seller election as to repairs **(Buyer's failure to respond constitutes acceptance of Seller's final response as to repairs)**. Any response under this provision shall be in writing. In the event Buyer chooses to terminate this Agreement pursuant to this section, then this Agreement shall be deemed cancelled, null, void and of no further effect on Buyer and Seller and Earnest Money shall be returned to Buyer in accordance with Alabama Real Estate License Law Rule #790-x-3-03(4) (5), unless otherwise agreed to in writing by both parties. If the Seller agrees to make any repairs as requested by Buyer, Buyer and Seller shall execute a repair agreement which shall be attached hereto and incorporated herein. Any repairs requested by Buyer under this paragraph and a repair agreement, if any, are to be paid for by the ☐ Buyer ☐ Seller not to exceed $____________ or ☒ To Be Agreed between parties.

19. **BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE** that the Listing and Selling companies, their officers, director(s), employee(s), broker(s), and salespersons shall not be held responsible or liable for any obligations or agreements that the Buyer or Seller have to one another hereunder and shall not be held responsible for any representation or the transfer of any information to or from the Buyer or Seller, and further agree to discharge and release the companies, their officers, directors, employees, brokers, and salespersons from any claims, demands, damages, actions, causes of actions or suits at law arising from the sale of said Property and shall include but **not be limited** to the condition of the heating, cooling, plumbing, water and electrical systems and any built-in appliances; the roof and the basement, including leaks therein; the existence of asbestos; the size and area of the Property; workmanship or construction materials, EIFS (Exterior Insulation Finish System- Synthetic Stucco) including floors; structural condition; utility and sewer or septic system condition, availability and location; the investment or resale value of the Property; subsurface or subsoil conditions, sinkholes, and mining or other soil conditions, including radon or other potentially hazardous gases or toxic materials, toxic mold, existence of, or damage from, wood destroying insects and/or fungus; Property access, easements, covenants, restrictions, developments, structures and any matters affecting the character of the neighborhood; appurtenances thereto or any related mortgage terms and conditions. This paragraph shall survive closing. Seller and Buyer acknowledge they understand the above paragraph by his/her signature below.

20. **NEW CONSTRUCTION (ONLY):** If the property is newly constructed, Builder is to provide a written Limited Builder Warranty to be effective for one (1) year from date of closing which shall be given to **Buyer and signed by all parties at time of Agreement acceptance**. Brokers make no representation as to the ability or competency of the Builder to perform under this Agreement. Buyer acknowledge(s) that he/she/they have made their own investigation as to the capabilities and skill of the Builder. It is recommended that the Buyer obtain a professional home inspection prior to closing. Buyer shall be given the opportunity to inspect the property prior to closing. Unless otherwise stated in Paragraph 11 above, any repairs required by the Buyer as a result of inspection, must be completed prior to closing. Neither the Broker nor their agents are responsible for pre-closing inspections, punch list items, or repairs.

Buyer Initials GT 06/30/25 1:30 PM PDT dotloop verified   Seller Initials BFM LAM

21. **ASSESSMENTS:** Seller warrants that Seller has not received notification from any lawful authority regarding any assessments, pending assessments, pending public improvements, repairs, replacements, or alterations to the Property that have not been satisfactorily made. Municipal assessments which have become a lien on the Property prior to closing date shall be paid by the Seller without proration. Any public improvements, now installed but not yet a lien, shall be assumed by the Buyer.

22. **RISK OF LOSS**: **Seller agrees to keep in force sufficient property and casualty insurance on the Property to protect all interests until this sale is closed and the deed is delivered.** If the Property is destroyed or materially damaged between the date hereof and the closing, and **Seller** is unable to restore it to its previous condition or condition acceptable to Buyer prior to closing, the Buyer shall have the option of canceling this Agreement and recovering the Earnest Money, (in accordance with Alabama License Law Rule #790-X-3-.03 (4) (5), or accepting the Property in its damaged condition. The notice of cancellation must be received by Seller prior to closing date specified in this Agreement. If Buyer elects to accept the Property in its damaged condition, any insurance proceeds otherwise payable to Seller by reason of such damage shall be applied to the balance of the purchase price or otherwise be payable to Buyer**.** It is the Buyer responsibility to ensure that adequate insurance is in place at time of closing and prior to taking possession. It is the Broker(s) recommendation that the Buyer secure property, casualty, and liability insurance commitment as soon as possible after Agreement Acceptance Date.

23. **IMPROVEMENT & APPURTENANCES**: All dwellings, improvements, storage buildings, and appurtenances presently situated in and on the Property, are included in the purchase price, with no additional value, such as: ceiling fans, attached light fixtures and their shades, blinds, traverse rods, curtain rods, cornice boards, remote control garage door openers, television wall mounts, exterior lights, bathroom mirrors, gas logs, doorbells, mantels, water heaters, plumbing fixtures, attic fans, carpeting, built-in kitchen appliances, range, door and window screens, stationary laundry tubs, heating and air conditioning equipment, smoke detectors, water pumps and pressure tanks, awnings, piers (floating and stationary), fences, trees, shrubbery, all plantings, mailbox, garbage carts if owned by Seller, and all other items which are permanently attached to the Property, buildings, or appurtenances, unless otherwise specifically excluded in this Agreement.

Additional items to remain as part of the purchase price at no additional value:

ALL BUILT IN KITCHEN APPLIANCES INCLUDING REFRIGERATOR, DISHWASHER, MICROWAVE, RANGE. REFRIGERATOR TO BE CONVEYED AS-IS.

Items to be excluded from sale:

WASHER AND DRYER

24. **DISCLOSURE OF INFORMATION**: The purchase price and terms of this sale may be disclosed to the members and affiliate members of the Tuscaloosa Association of REALTORS® for use in the ordinary conduct of their business.

25. **ADDITIONAL PROVISIONS:**

1. Contingent on Arrived Addendum attached hereto.

2. Contract will be assigned at closing to the name of an LLC determined by buyer.

3. Both parties agree that Blueprint Title will hold earnest money and Blueprint Title will conduct closing.

Buyer Initials GT 06/30/25 1:30 PM PDT dotloop verified Seller Initials BFM LAM

26. **FACSIMILE, COUNTERPART OR SCANNED SIGNATURES:** This Agreement may be signed and/or delivered by either party or all parties by facsimile or by scanning either party's signature for electronic transmission. Buyer and Seller agree that such signatures shall be binding without objection by either party. In the event lender or other related authority requires original signatures, both parties agree to sign an original document not later than the date of closing.

27. **ENTIRE AGREEMENT**: This Agreement constitutes the entire agreement between Buyer and Seller regarding the Property, and supersedes all prior discussions, negotiations and agreements between Buyer and Seller**,** whether oral or written. Neither Buyer, Seller, Broker, nor any sales associate, shall be bound by any understanding, agreement, promise, or representation concerning the Property, expressed or implied, not specified herein. **This is intended to be a legally binding agreement. If you do not understand the legal effect of any part of this Agreement, seek legal advice before signing it.**

28. **PRE-CLOSING INSPECTION OF THE PROPERTY**. At the option of the Buyer, Buyer may conduct a final inspection of the Property immediately prior to Closing. Buyer acknowledges and agrees that the neither Brokers nor their agents are licensed or experienced inspectors, and Buyer is solely responsible for any inspections of the property.

29. **Agreement Acceptance Date shall be date of last signing or initialing of agreement by the parties hereto as noted below unless an addendum attached hereto specifies a different date.**

30. **BUYER AND SELLER ACKNOWLEDGEMENT**: Buyer and Seller acknowledge receipt of a copy of this Agreement and any attached addenda.

****ANYTHING IN THIS DOCUMENT THAT HAS BEEN CHANGED FROM THE PRINTED FORM SHOULD BE SIGNED OR INITIALED AND DATED.****

______________________ Witness to Buyer's Signature (Date)	Jeff Talbert on behalf of Arrived Fund Manager, LLC And/Or Assigns — dotloop verified 06/30/25 1:30 PM PDT YGEB-HXTO-WA2R-0BMN Buyer's Signature (Date) **Arrived Holdings, Inc. and/or Assigns**
______________________ Witness to Buyer's Signature (Date)	______________________ Buyer's Signature (Date)
______________________ Witness of Seller's Signature (Date)	AuthentiSIGN Bruce F Mooney 06/30/2025 Seller's Signature (Date) **Bruce F Mooney**
______________________ Witness of Seller's Signature (Date)	AuthentiSIGN Laurie Anne Mooney 06/30/2025 Seller's Signature (Date) **Laurie Anne Mooney**

AGREEMENT ACCEPTANCE DATE: Buyer and Seller hereby agree and acknowledge that this Agreement shall be effective as of ______________________________

Buyer Initials JT 06/30/25 1:30 PM PDT dotloop verified Seller Initials BFM LAM